Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

CLINICAL DATA PRESENTED ON BINIMETINIB AND ENCORAFENIB IN MELANOMA

-Binimetinib and encorafenib combination shows an emerging differentiated tolerability profile while maintaining expected levels of activity in BRAF-mutant melanoma -
-Binimetinib and CDK4/6 inhibitor combination shows promising activity in NRAS-mutant melanoma-

Boulder, Colo., (September 28, 2015) - Clinical trial results from Array BioPharma’s (Nasdaq:  ARRY) wholly-owned MEK inhibitor, binimetinib, and BRAF inhibitor, encorafenib, were presented this weekend at the European Society of Medical Oncology’s (ESMO) annual European Cancer Conference (ECC). At the meeting, preliminary data were shared from both a Phase 2 combination trial of binimetinib and encorafenib in BRAF-mutant melanoma patients (LOGIC2) and a Phase 1b/2 combination trial of binimetinib and ribociclib (Novartis, LEE011), a CDK4/6 inhibitor in NRAS-mutant melanoma patients.
Array will hold a conference call to discuss these results and preliminary results from a colorectal cancer trial on Monday, September 28, 2015.  Ron Squarer, Chief Executive Officer, and Victor Sandor, M.D., Chief Medical Officer, will lead the call.
Conference Call Information
Date:        Monday, September 28, 2015
Time:        9:00 a.m. eastern time
Toll-Free:    (844) 464-3927
Toll:        (765) 507-2598
Pass Code:    43837177
Webcast, including Replay and Conference Call Slides:  http://edge.media-
server.com/m/p/ky8z35w4/lan/en

BRAF-mutant Melanoma Preliminary Results
LOGIC2 is an ongoing 140-patient, two-part study designed to explore the safety and activity of novel triplet combinations in BRAF-mutant melanoma. In part 1, patients are treated with the combination of binimetinib and encorafenib until disease progression. Based on the results of molecular profiling at that time, each patient is assigned to one of four arms containing a triplet combination of binimetinib, encorafenib and a third targeted therapy. Results from part 1 of the study are reported separately for patients who have previously received a BRAF and/or MEK inhibitor versus those who were initially naïve to BRAF and MEK inhibitor treatment.
In part 1, patients are treated with binimetinib 45 mg twice daily (BID) and encorafenib 450 mg once daily (QD), the same doses evaluated in the ongoing Phase 3 COLUMBUS trial.  In the BRAF/MEK-naïve group (n=40), the interim overall response rate (confirmed and unconfirmed complete response or partial response) was 68%, with a 6-month progression-free survival estimate of 79%. Of note, 96% of patients in this group continued to receive study treatment as of the data cutoff. Preliminary data from all patients in the study (n=89) also indicate that the combination of binimetinib and encorafenib showed good tolerability with a 12% incidence of pyrexia and little to no rash or photosensitivity. These results indicate that the combination of binimetinib and encorafenib show encouraging clinical activity and an emerging differentiated tolerability profile relative to other MEK/BRAF inhibitor combinations.
“MEK and BRAF combination therapy is now established as the optimal molecularly targeted approach for BRAF mutant melanoma patients,” said Reinhard Dummer, M.D., investigator, University Hospital Zurich. “In this study, the combination of encorafenib and binimetinib demonstrated robust clinical activity, consistent with results from other BRAF/MEK inhibitor combinations, but with a potentially improved and differentiated safety profile.”

NRAS-mutant Melanoma Interim Results
A Phase 1b/2 study of binimetinib in combination with ribociclib showed promising preliminary antitumor activity in NRAS-mutant melanoma patients.  Results were shared from 45 patients enrolled in the dose escalation portion of the study, which included two dosing schedules (28-day or 21-day cycles).  For the 28-day dosing schedule, patients received continuous twice daily dosing of binimetinib while receiving ribociclib for 21 days per 28 day cycle. For the 21-day schedule, both agents were delivered for 14 days of a 21 day cycle.
For patients receiving the combination on a 28-day cycle (n=22), the Objective Response Rate (ORR, confirmed and unconfirmed complete or partial responses) was 41%, the Disease Control Rate (DCR, confirmed and unconfirmed complete or partial responses and stable disease) was 82% with a median Progression Free Survival (mPFS) of 6.7 months. Furthermore, the ORR was 56% (n=9) for patients receiving dose level 1 of the 28-day schedule consisting of binimetinib 45 mg BID and the lowest dose of ribociclib (200 mg QD), indicating that robust activity can be achieved with this dose and schedule. Common treatment-related adverse events included elevated creatine phosphokinase (CPK), skin and gastrointestinal events. Investigation of an alternative 21-day schedule is ongoing.
“Among metastatic melanoma patients, the presence of an NRAS-mutation is a predictor of poor prognosis, and for this subgroup of patients, there are currently no approved targeted therapies,” said Carla van Herpen, M.D., Ph.D., Radboud University Medical Center, Nijmegen, The Netherlands.  “Simultaneous inhibition of MEK and CDK4/6 protein kinases could suppress the activation of two major signaling pathways associated with NRAS mutations and may provide additive, or synergistic, activity versus single-agent therapy.”
About Melanoma
Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with almost 74,000 new cases and nearly 10,000 deaths from the disease projected in 2015. BRAF and NRAS mutations occur in approximately 40% to 60% and 15% to 20%, respectively, of patients with melanoma. When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. A person with metastatic melanoma typically has a short life expectancy with only approximately 15% of patients surviving for five years following diagnosis of metastatic disease.
About BRAF, MEK, Binimetinib and Encorafenib
Raf and MEK are key protein kinases in the RAS/RAF/MEK/ERK pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, such as non-small cell lung cancer, melanoma, colorectal and thyroid cancers. Binimetinib is a small molecule MEK inhibitor and encorafenib is a small molecule BRAF inhibitor, both of which target key enzymes in this pathway. Three Phase 3 trials in advanced cancer patients continue to advance: NRAS-mutant melanoma (NEMO, with binimetinib), low-grade serous ovarian cancer (MILO, with binimetinib) and BRAF-mutant melanoma (COLUMBUS, with binimetinib and encorafenib). The NEMO and COLUMBUS Part 1 studies completed enrollment in April 2015. NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in the first half of 2016. Array also projects a regulatory filing of binimetinib in combination with encorafenib in BRAF melanoma in 2016.
About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary programs, the timing of the completion or initiation of further development of or regulatory filings for our wholly-owned programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of September 28, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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